UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2015 (December 18, 2015)

Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36407	77-0602661
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 551-8200

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2015, the Board of Directors (the “Board”) of Alnylam Pharmaceuticals, Inc. (the “Company”) expanded the size of the Company’s Board from ten to eleven and elected David E. I. Pyott to fill the newly created vacancy. Mr. Pyott will serve as a Class II director with a term expiring at the annual meeting of stockholders to be held in 2018.

As a non-employee director, Mr. Pyott will receive an annual cash fee of $50,000. In addition, in connection with his election to the Board, on December 18, 2015, Mr. Pyott received a stock option to purchase 25,000 shares of common stock of the Company, vesting annually over three years. He will be eligible, after six months of service on the Board, to receive an annual stock option award, in an amount determined by the Compensation Committee of the Board (currently 11,250 shares per the Company’s compensation policy for non-employee directors), vesting in full on the one-year anniversary of the grant date. The exercise price of these stock options will be the fair market value of the Company’s common stock on the date of grant. The Company will also reimburse Mr. Pyott for reasonable travel and other related expenses incurred in connection with his service on the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.

Date: December 18, 2015	By:	/s/ Michael P. Mason

Michael P. Mason
Vice President, Finance and Treasurer